Exhibit 7.2

Buyout Agreement

This Buyout Agreement (the “Buyout Agreement”) is entered into and rendered effective as of March 31, 2026 (the “Effective Date”) by and between Fig Publishing, Inc., with its principal office at 335 Madison Ave, Floor 16, New York, New York 10017 (“Fig”); and Digital Eclipse Entertainment Partners, Co., with its principal office at 1240 Powell St, Emeryville, CA 94608 (“DEEP”). In this Agreement, FIG and DEEP may each be referred to individually as a “Party,” or may be referred to collectively as the “Parties.” Capitalized terms used herein and not otherwise defined in this Buyout Agreement shall have the meanings ascribed to such terms in the Revenue Share Agreement.

WHEREAS, the Digital Eclipse Entertainment Partners, LLC and Fig entered into a Second Amended and Restated Fig Revenue-Share Agreement effective June 25, 2021, as novated to DEEP pursuant to a Novation Agreement dated September 20, 2021, and as amended on November 7, 2024 (collectively the “Revenue Share Agreement”), pursuant to which DEEP agreed to share revenues with FIG derived from certain Licensed Games (the “Fig Share”);

WHEREAS, DEEP and Fig entered into a letter agreement dated January 5, 2023 related to the calculation of the Fig Share under the Revenue Share Agreement for the video game Jay and Silent Bob: Chronic Blunt Punch (the “Letter Agreement”);

WHEREAS, the Parties desire to terminate the Revenue Share Agreement and the Letter Agreement and provide for the full and final buyout of the Fig Share in exchange for the payment of the Buyout Amount (as defined herein), subject to the terms and conditions set forth in this Buyout Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Release and Termination

1.1 Termination of Agreements.

Effective as of the Effective Date of this Buyout Agreement and receipt of payment by Fig of the Buyout Amount, the Revenue Share Agreement and the Letter Agreement are hereby terminated in their entirety and shall be of no further force or effect.

1.2 Buyout and Satisfaction.

In consideration of the payment of the Buyout Amount set forth herein, and subject to receipt of such payment in full, the Parties agree that the Buyout Amount constitutes full and complete satisfaction of any and all amounts owed or that may become owed under the Revenue Share Agreement or Letter Agreement, including, but not limited to, any accrued but unpaid Fig Share or any other royalties due up to the Effective Date. For avoidance of doubt, the Parties acknowledge that there is a separate revenue share in place between Fig and Interabang/The Mix (who are not parties to this agreement) which is not part of the Fig Share for the Licensed Game Jay and Silent Bob Chronic Blunt Punch which DEEP is publishing, and nothing herein alters those existing agreements and payment responsibilities of Interabang/The Mix to Fig.

1.3 Mutual Release.

Effective upon receipt of the Buyout Amount, each Party, on behalf of itself and its respective heirs, successors, assigns, affiliates, officers, directors, members, managers, employees, and agents, hereby irrevocably and unconditionally releases, acquits, and forever discharges the other Party and its respective affiliates, officers, directors, members, managers, employees, agents, successors, and assigns from any and all claims, demands, liabilities, obligations, damages, actions, or causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that arise out of or relate to the Revenue Share Agreement, the Letter Agreement or the Fig Share.

Each Party acknowledges that it has read and understands California Civil Code Section 1542, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each Party hereby expressly waives and relinquishes all rights and benefits under California Civil Code Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein.

1.4 Waiver of Future Revenue Claims.

The Parties acknowledge and agree that, following payment of the Buyout Amount, no further revenues, royalties, distributions, or other payments shall be due or payable under the Revenue Share Agreement or Letter Agreement, and the Fig Share is hereby permanently extinguished.

1.5 Survival.

All provisions of the Revenue Share Agreement are hereby expressly terminated except for Section 6 Confidential Information, Section 8.4 Limitation of Liability, and Section 9 General which shall survive and are reaffirmed herein. Provided, however, DEEP hereby agrees to provide a statement detailing Gross Receipts for Jay and Silent Bob Chronic Blunt Punch on the same timing as supplied to Interabang/The Mix ,where such information remains expressly subject to Section 6 Confidential Information.

1.6 Buyout Amount.

In full and final consideration for the termination of the Revenue Share Agreement and Letter Agreement and the complete and permanent extinguishment of the Fig Share, DEEP shall pay to Fig the total sum of One Million United States Dollars (US $1,000,000) (the “Buyout Amount”). The Buyout Amount shall be paid in immediately available U.S. funds within fifteen (15) business days following the full execution of this Buyout Agreement by all Parties, accompanied by wire transfer instructions to be provided by Fig to DEEP in writing within two (2) business days of full execution.

DEEP’s obligation to remit the Buyout Amount is expressly conditioned upon (i) execution of this Buyout Agreement by all Parties and (ii) the effectiveness of the mutual release provisions set forth herein. The mutual releases granted in this Buyout Agreement shall become effective automatically and irrevocably upon DEEP’s payment in full of the Buyout Amount.

Fig represents and warrants that, as of the date of execution of this Buyout Agreement, except for the Buyout Amount expressly set forth herein, no other amounts are due or owing under the Revenue Share Agreement or Letter Agreement, whether for accrued revenue share, bonuses, adjustments, penalties, or otherwise.

Fig further represents and warrants that: (a) Fig is the sole and exclusive owner of the Fig Share and has not assigned, pledged, hypothecated, transferred, or otherwise encumbered the Fig Share or any portion thereof (provided, however, DEEP acknowledges that Fig has issued a class of tracking stock pursuant to a Regulation A offering, the holders of which are entitled to receive dividends based on the economic performance and proceeds of the Fig Share (the “Reg A Dividends”)); (b) no third party holds any right, title, or interest in or to the Fig Share or any revenues or proceeds thereof (except for than the Reg A Dividends, which Fig alone is responsible for satisfying out of the Buyout Amount; (c) no consent of any third party is required in connection with Fig’s execution of this Buyout Agreement or the extinguishment of the Fig Share; and (d) there are no pending or, to Fig’s knowledge, threatened claims by any third party asserting rights in or to the Fig Share.

Upon timely payment of the Buyout Amount in full, (a) the Revenue Share Agreement and Letter Agreement shall be deemed terminated in its entirety, (b) the Fig Share shall be fully and permanently extinguished, and (c) the Fig shall have no further right, title, claim, or interest in or to any revenues, receipts, or proceeds arising on or after the Effective Date.

The Buyout Amount shall be paid without setoff, deduction, counterclaim, or withholding of any kind and shall constitute full accord and satisfaction of any and all past, present, or future payment obligations arising under or related to the Revenue Share Agreement or Letter Agreement.

2. Representations and Warranties.

(a) Each Party represents and warrants that (i) it has the full right, power, and authority to enter into, and to perform its obligations and grant the rights under, this Agreement; (ii) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

3. Confidentiality. Each Party (a "Receiving Party") shall keep in confidence, not disclose to any third party and not use for any purpose except its performance under this Buyout Agreement, without the written permission of the other Party (a "Disclosing Party"), the terms of this Buyout Agreement and the information of the Disclosing Party or its Affiliates or their licensors made known to the Receiving Party under this Buyout Agreement (collectively "Confidential Information"), including, without limitation, any non-public information regarding any planned product or service, as well as any information that, under the circumstances surrounding disclosure, a person exercising reasonable business judgment should understand to be confidential or proprietary. The foregoing requirement of confidentiality shall not apply to any information that is (a) in, or becomes part of, the public domain through no wrongful act or omission of the Receiving Party; (b) rightfully disclosed to the Receiving Party by a third party which is under no obligation of confidentiality (or restriction regarding disclosure) with respect to such information and which does not place the Receiving Party under such an obligation; (c) is known to the Receiving Party prior to disclosure by the Disclosing Party; or (d) required to be disclosed by applicable rules and regulations of government agencies or judicial bodies (solely to the extent and for the limited purpose of such required disclosure by a government agency or judicial body). The Parties’ obligations to protect the confidentiality of the other Party’s Confidential Information: (i) shall survive the expiration or earlier termination of this Buyout Agreement; and (ii) shall extend to the employees and subcontractors of the Receiving Party, and the Receiving Party agrees to use diligent, good faith efforts to obtain from each of its affected employees and subcontractors who have a need-to-know any of the other Party’s Confidential Information a written agreement to abide by the foregoing confidentiality requirements. For the avoidance of doubt, the term “Confidential Information” specifically includes any software (whether in source code or object code form) that may be provided by either Party (as a Disclosing Party) to the applicable Receiving Party in furtherance of this Agreement.

4. General Provisions

4.1 The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

4.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email with confirmation of delivery if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses indicated on the signature page hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section.

4.3 Except as provided herein, this Agreement, together with all exhibits, if any, and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), except that either Party may assign this Agreement without consent to a successor entity in connection with a merger, acquisition, or sale of all or substantially all of its assets or equity, provided that the assigning Party provides written notice to the other Party within ten (10) business days of such assignment. No assignment shall relieve the assigning party of any of its obligations hereunder.

4.4 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.5 This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or related to this Agreement or the services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the state of New York in each case located in the city of New York, New York and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

4.6 Each Party acknowledges that a breach by a Party of this Agreement may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

4.7 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (such as DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.8 Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

--Signature page follows--

IN WITNESS WHEREOF, the Parties hereto have executed this Buyout Agreement to be effective as of the Effective Date.

DIGITAL ECLIPSE ENTERTAINMENT PARTNERS, CO.	FIG PUBLISHING, INC.

By:	/s/ Wade Rosen	By:	/s/ Chuck Pettid
Name:	Wade Rosen	Name:	Chuck Pettid
Title:	CEO	Title:	President

Address:	Address:

Date:	02-May-2026	Date:	01-May-2026